Exhibit 4-4(c)

AMENDMENT NO. 2

TO

FIRSTENERGY CORP. SAVINGS PLAN

(Restated as of January 1, 2017)

This Amendment No. 2 is made by FIRSTENERGY CORP., an Ohio corporation (hereinafter called the “Company”);

WITNESSETH:

WHEREAS, effective January 1, 2017, the Company amended and restated the FirstEnergy Corp. Savings Plan (hereinafter called the “Plan”);

WHEREAS, the Company executed Amendment No. 1 to the Plan on November 8, 2017;

WHEREAS, in preparing Amendment No. 1 for execution, the first page of the version of the amendment intended to be signed was inadvertently replaced with the first page of a different version of the amendment, causing the unintentional omission of two paragraphs including a paragraph that established the effective date of certain amendment provisions as January 1, 2018;

WHEREAS, the provisions of Amendment No. 1 affected by the omission are discretionary amendments under Revenue Procedure 2016-37 and are timely adopted if adopted by the end of the plan year in which the amendment is effective, which is December 31, 2018;

WHEREAS, pursuant to Section 18.1 and Section 18.7 of the Plan, Revenue Procedure 2016-37, and other relevant laws, regulations, and regulatory guidance, the Company now desires to amend the Plan, to add the paragraphs unintentionally omitted due to the error in assembling the pages of Amendment No. 1 for execution, to clarify the effective date as January

1, 2018 for certain amendments in Amendment No. 1, and to make Amendment No. 1 fully consistent with the Company’s intent;

NOW, THEREFORE, in consideration of the foregoing and effective as of January 1, 2018, the Company hereby amends Amendment No. 1, as follows:

1.       The first page of Amendment No. 1 as executed shall be amended by the deletion of said page in its entirety and the substitution of the intended final version of Amendment No. 1’s first page, in the form attached as Attachment A to this Amendment No. 2, in lieu thereof.

IN WITNESS WHEREOF, FirstEnergy Corp. has caused this Amendment No. 2 to the Plan to be executed by its duly designated officer as of the 6th day of February 2018.

FIRSTENERGY CORP.

By:	/s/ James F. Pearson

ATTACHMENT A

AMENDMENT NO. 1

TO

FIRSTENERGY CORP. SAVINGS PLAN

(Restated as of January 1, 2017)

This Amendment No. 1 is made by FIRSTENERGY CORP., an Ohio corporation (hereinafter called the “Company”);

WITNESSETH:

WHEREAS, effective January 1, 2017, the Company amended and restated the FirstEnergy Corp. Savings Plan (hereinafter called the “Plan”); and

WHEREAS, pursuant to Section 18.1 of the Plan, the Company reserved the right to make amendments to the Plan; and

WHEREAS, it is the desire of the Company to amend the definitions of Qualified Nonelective Contributions and Qualified Matching Contributions, and to permit forfeitures to be used for Qualified Nonelective Contributions and Qualified Matching Contributions for consistency with, and as permitted by, proposed amendments to Treasury Regulation sections 1.401(k)-6 and 1.401(m)-5, to revise rules regarding automatic enrollments, to revise and clarify rules regarding Rollover Contributions, to revise and clarify rules regarding distributions to a beneficiary upon the death of a Member and to make other various and miscellaneous revisions to the Plan;

NOW, THEREFORE, in consideration of the foregoing and effective as of January 1, 2018 unless stated otherwise below, the Company hereby amends the Plan, as follows:

1.       Subsection (a) of Section 2.2 of the Plan is amended by the deletion of paragraphs (ii) and (iii) in their entirely, the substitution in lieu thereof of new paragraphs (ii) and (iii), and the addition of a new paragraph (iv) all to read as follows:

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